EXHIBIT 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)	[LOGO OF ROYSTER CLARK APPEARS HERE]

NEWS RELEASE

From: Amy Cobb, Manager of Corporate Communications	May 15, 2003
(757) 222-9514	For Immediate Release

Royster-Clark Expects Growth

New York, NY, May 15, 2003 — Royster-Clark Inc. has released its financial statements for the three months ended March 31, 2003. Results were very similar to the same quarter in 2002. Net sales of $150.3 million were $7.6 million less than last year; however, the combination of improved gross profit margins and reduced expenses allowed the company to reduce seasonal losses compared to 2002.

In a prepared statement, Chief Financial Officer Paul Murphy offered the following comments concerning the company’s operations for the quarter.

“The first quarter is mainly a time of preparation. Variations in first quarter revenues from year to year are almost always related to changes in weather patterns. This year, wet conditions in the Southeast noticeably delayed what are usually our earliest starting areas. Although this wetness moved revenues out of the first quarter, the rain was very welcome from an agronomic point of view and it holds the promise of better results in these previously drought-stricken states. So, in spite of the flat first quarter, we continue to expect significant revenue growth as the year unfolds.

“As we have prepared for the 2003 season, we have continued to emphasize expense control and to roll out differentiated marketing programs to boost gross profits. Containing expenses while preparing for what is shaping up to be a very busy season was made more challenging by significant inflation in wages, health care, energy and insurance; however, we have been successful and have kept expenses below last year’s levels.

“With respect to liquidity, the company is in excellent condition. We met all March covenants and we reduced our borrowings on our senior secured credit facility by $40.6 million during the quarter. At March 31, 2003, we had drawn $102.5 million against our $205 million credit facility compared to $108.9 million drawn at this point in time last year.

“Summing up, the year has started well and with suitable weather we expect to report improved results when it is over.”

— End of Prepared Statement —

Highlights of the Company’s balance sheet and summary of operations are shown on the following pages.

ROYSTER-CLARK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2003 AND MARCH 31, 2002

(Dollars in thousands)

	March 31, 2003	March 31, 2002
Assets
Current assets:
Cash	$526	222
Trade accounts receivable, net of allowance for doubtful accounts of $6,158 and $5,915 at March 31, 2003 and March 31, 2002, respectively	88,718	88,528
Other receivables	7,449	8,719
Inventories	366,520	300,059
Prepaid expenses and other current assets	1,955	2,645
Deferred income taxes	7,623	5,400

Total current assets	472,791	405,573
Property, plant and equipment, net	178,761	199,013
Goodwill	16,540	16,540
Deferred income taxes	18,156	14,330
Deferred financing costs, net	8,150	9,986
Other assets, net	5,518	1,830

	$699,916	647,272

Liabilities and Stockholder’s Equity
Current liabilities:
Current installments of long-term debt	$172	2,146
Note payable	21,983	—
Customer deposits	139,971	123,177
Accounts payable	134,842	115,252
Accrued expenses and other current liabilities	29,502	24,956

Total current liabilities	326,470	265,531
Senior secured credit facility	102,518	108,850
10 1/4% First Mortgage Notes due 2009	200,000	200,000
Long-term debt, excluding current installments	196	368
Other long-term liabilities	9,273	5,887

Total liabilities	638,457	580,636

Stockholder’s equity:
Common stock, no par value. Authorized 350,000 shares; 1 share issued and outstanding	—	—
Additional paid-in capital	88,599	88,599
Accumulated deficit	(26,496)	(21,963)
Accumulated other comprehensive loss	(644)	—

Total stockholder’s equity	61,459	66,636

	$699,916	647,272

ROYSTER-CLARK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2003 AND 2002

(Dollars in thousands)

	Three Months ended March 31,
	2003	2002
Net sales	$150,308	157,947
Cost of sales	127,413	135,121

Gross profit	22,895	22,826
Selling, general and administrative expenses	39,442	39,710
Loss on disposal of property, plant and equipment, net	326	60

Operating loss	(16,873)	(16,944)
Interest expense	(7,043)	(7,118)

Loss before income taxes	(23,916)	(24,062)
Income tax benefit	(9,198)	(9,115)

Net loss	$(14,718)	(14,947)

For more information about the company and its products see our recently filed Quarterly Report on Form 10-Q by visiting www.sec.gov/edgar/searchedgar/webusers.htm and our web sites at www.roysterclark.com and www.vigoroseeds.com

This news release contains forward-looking statements that are subject to risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are general business and economic conditions; weather conditions; constraints in the availability of products and materials required to conduct the company’s business; transportation constraints; market acceptance of the company’s products, including the failure of products to generate anticipated sales levels; and, difficulties or delays in receiving required governmental or regulatory approvals.

For more information, contact Paul Murphy, 757-222-9513.

— END —

###